EXHIBIT 22.1

                     SCHEDULE OF SUBSIDIARIES OF THE COMPANY

                                                  Jurisdiction of       Parent          Percentage
Subsidiary                                        Incorporation         Corporation     Ownership
Oasis Hotel, Resorts & Casino III ("Oasis III")   Nevada                Company            100%
Cleopatra Palace Resorts and Casinos Limited      United Kingdom        Company             75%
("CPRC")
Cleopatra Cap Gammarth Limited ("CCGL")(1)        Ireland               CPRC                90%
Cleopatra's World Inc. ("CWI")                    British Virgin        CPRC                90%
                                                  Islands
NuOasis Resorts & Casinos N.V.(1)                 Netherlands           Company             80%
                                                  Antilles


(1)  In organization: capital stock not issued at June 30, 1999.